As filed with the Securities and Exchange Commission on August 2, 2022

Registration No. 333-256732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METROMILE, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-4916134 (IRS Employer Identification No.)

425 Market Street #700 San Francisco, CA (Address of Principal Executive Offices)	94105 (Zip Code)

Metromile, Inc. 2021 Equity Incentive Plan

Metromile, Inc. 2021 Employee Stock Purchase Plan

MetroMile, Inc. Amended and Restated 2011 Equity Incentive Plan

(Full title of the plan)

Daniel Schreiber

President

Metromile, LLC

425 Market Street #700

San Francisco, CA 94105

(Name and address of agent for service)

(888) 242-5204

(Telephone number, including area code, of agent for service)

Copy to:

Robert Katz

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Tel: (212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-256732 on Form S-8 (the “Registration Statement”), filed by Metromile, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 3, 2021, pertaining to the registration of (i) 12,672,749 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Company’s 2021 Equity Incentive Plan, (ii) 1,900,912 shares of Common Stock for issuance under the Company’s 2021 Employee Stock Purchase Plan, and (iii) 3,113,543 shares of Common Stock for issuance under the Company’s Amended and Restated 2011 Equity Incentive Plan, and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement.

On July 28, 2022, pursuant to an Agreement and Plan of Merger, dated as of November 8, 2021, by and among Lemonade, Inc., a Delaware corporation (“Parent”), Citrus Merger Sub A, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub I”), Citrus Merger Sub B, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Acquisition Sub II”), and the Company, Acquisition Sub I merged with and into the Company (the “First Merger”) and the Company, as the surviving corporation in the First Merger, merged with and into Acquisition Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Acquisition Sub II (which was renamed “Metromile, LLC”) as the surviving limited liability company and a wholly owned subsidiary of Parent. As such, Metromile, LLC is the successor registrant to the Company. References to the Company following the Second Merger are to Metromile, LLC.

As a result of the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 2, 2022.

METROMILE, LLC
(successor registrant for Metromile, Inc.)

By:	/s/ Daniel Schreiber
Name:	Daniel Schreiber
Title:	President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.